UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2009

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on September 16, 2009 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.	To elect seven (7) Directors to hold office until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 22, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ Secretary

Fremont, California

July 27, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy (the “Proxy”) is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 16, 2009, at 3:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting (the “Notice”). The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538. These proxy solicitation materials were first sent on or about July 27, 2009 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials

Stockholders may view this proxy statement and the Company’s 2009 Annual Report on Form 10-K (the “Proxy Materials”) over the Internet by accessing the Company’s website at http://www.exar.com and clicking on the “Investor Relations” tab. Information on the Company’s website does not constitute part of this proxy statement.

Internet Availability of Proxy Materials and Annual Report

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), the Company may furnish the Proxy Materials by providing access to these documents on the Internet instead of mailing a printed copy of the Proxy Materials to the stockholders. Based on this practice, many of the Company’s stockholders have already received a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) which provides instructions for accessing the Proxy Materials on a website referred to in the Availability Notice or to request to receive printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis.

The Availability Notice provides stockholders with instructions regarding how to:

•	View the Proxy Materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send its future Proxy Materials to stockholders electronically by email.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

Voting Rights and Outstanding Shares

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. Only holders of record of the Company’s common stock, $0.0001 par value (“Common Stock”), at the close of business on July 22, 2009 are entitled to notice of and to vote at the Annual Meeting. At the close of business on July 22, 2009, 43,548,422 shares of Common Stock were issued and outstanding, and there were 260 holders of record of Common Stock. The Company had no shares of preferred stock outstanding. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of Directors. If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Availability Notice or on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If the shares present, in person and by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting; however, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at an annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

Pursuant to the Company’s Bylaws, except as otherwise provided by law or by the Company’s Amended and Restated Certificate of Incorporation or Bylaws, all matters submitted to the stockholders for approval shall be determined by the majority of the votes cast, excluding abstentions. Abstentions are treated as not having voted on the matter, but are considered present and entitled to vote for purposes of establishing a quorum. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Voting Shares Held by Banks, Brokers or Other Agents Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s Proxy card. A number of brokers and banks offer the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in this or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Proxies; Revocability of Proxies

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the Proxy, which is solicited by the Company’s Board of Directors, and which, when properly signed and returned or submitted over the Internet or by telephone, will be voted as you direct. Stockholders submitting a Proxy over the Internet or by telephone should not mail a Proxy card. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each Director proposed by the Board unless the authority to vote for the election of any such Director is withheld. If no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. You are urged to give direction as to how to vote your shares. Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed Proxy bearing a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or Proxy card. If you vote your Proxy over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your Proxy. Your Proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Availability Notice, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by Directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. The Company has also engaged BNY Mellon Shareowner Services (“BNY”) to assist it in the solicitation of proxies, and expects to pay BNY approximately $4,500 for its services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at the Company’s 2010 Annual Meeting of Stockholders must be received by the Company not later than March 29, 2010 in order to be included in the Proxy Statement and Proxy relating to that annual meeting. Further, stockholders who wish to present a proposal for consideration at the Company’s 2010 Annual Meeting of Stockholders, whether or not they want such proposal included in the Company’s Proxy Statement, must submit such proposal in accordance with the Company’s Bylaws and must be received by the Company not later than March 29, 2010. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2010 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before June 12, 2010.

Householding

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, Proxy Statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more securityholders sharing the same address by delivering a single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy materials. A single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that all Directors elected at the Annual Meeting will serve for a term of one year, expiring at the 2010 Annual Meeting of Stockholders. The Company has fixed the size of the Board of Directors at eight Directors and the Board of Directors is presently composed of eight members with no vacancies. The Company has nominated Messrs. Izak Bencuya, Pierre Guilbault, Brian Hilton, Richard L. Leza, Gary Meyers, Juan (Oscar) Rodriguez and Pedro (Pete) Rodriguez for election to the Board at the Annual Meeting. Each of the nominees is a current Director who is standing for re-election by the stockholders with the exception of Dr. Bencuya, who is a current Director and who was recommended by the Corporate Governance and Nominating Committee (comprised of Messrs. Leza, Hilton and O. Rodriguez) and was appointed to the Board of Directors on February 12, 2009. Mr. Albert E. Sisto, a member of the Board of Directors, has not been nominated to stand for re-election to the Board at the Annual Meeting. As a result, the Board of Directors has approved a reduction in the size of the Board to seven Directors effective as of the Annual Meeting. If elected at the Annual Meeting, each of Messrs. Bencuya, Guilbault, Hilton, Leza, Meyers, O. Rodriguez and P. Rodriguez will serve until the 2010 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal. As a result of the reduction in the size of the Board of Directors described above, if each of the nominees above is elected at the Annual Meeting, the Board of Directors following the Annual Meeting will be comprised of seven members with no vacancies.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of any substitute nominee as the Board of Directors may propose. The nominees have agreed to serve if elected, and the Company has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the Annual Meeting. The seven nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. You may not vote for more than seven nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven nominees. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the Annual Meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled to vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders.

Certain information regarding the Company’s current Directors is set forth below. The term of office for each of the Company’s Directors expires at the 2009 Annual Meeting of Stockholders. There is no family relationship between any of the Company’s Directors or executive officers and there are no arrangements or understandings between any of the Company’s Directors and any other person pursuant to which such Director was or is to be selected as a Director (other than such arrangements or understandings with such Directors acting solely in their capacities as such), except that Mr. Sisto was appointed to the Board pursuant to the Agreement and Plan of Merger, dated February 23, 2009, by and among the Company, hi/fn, inc. (“hi/fn”) and Hybrid Acquisition Corp., pursuant to which the Company acquired hi/fn. As noted above, each of the current Directors other than Mr. Sisto have been nominated for re-election at the Annual Meeting.

The Company’s Board of Directors recommends that you vote FOR the Company’s nominees.

Directors for Election for a One-Year Term Expiring at the 2010 Annual Meeting of Stockholders

IZAK BENCUYA

Izak Bencuya, age 55, joined the Company as a Director in February 2009. Dr. Bencuya has been the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, since June 2008. He was the Executive Vice President of Fairchild Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a BS in Electrical Engineering from Bogazici University in Istanbul, Turkey, an MS and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has published extensively in the electronics field.

PIERRE GUILBAULT

Pierre Guilbault, age 55, joined the Company as a Director upon the acquisition of Sipex Corporation (“Sipex”) by the Company on August 25, 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc., the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from UQUAM.

BRIAN HILTON

Brian Hilton, age 66, joined the Company as a Director upon the acquisition of Sipex by the Company on August 25, 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as VP Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the VP and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA at the University of Manitoba.

RICHARD L. LEZA

Richard L. Leza, age 62, joined the Company as a Director in October 2005 and was elected Chairman in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a BS in Civil Engineering from New Mexico State University.

GARY MEYERS

Gary Meyers, age 44, joined the Company as a Director in May 2008. Mr. Meyers serves as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of electronic design automation software. Prior to its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc. (“Synplicity”), a public supplier of EDA tools serving the programmable logic market since October 2004, and as a member of the board of directors of Synplicity since January 2005. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of different executive management positions at LSI Corporation. Mr. Meyers has an MBA from UCLA, and he received his BSEE from the University of Maryland.

JUAN (OSCAR) RODRIGUEZ

Juan (Oscar) Rodriguez, age 49, joined the Company as a Director in September 2005. Beginning in April 2007, Mr. Rodriguez became a director as well as the Chief Executive Officer and President of Movius Interactive Corporation, a private technology firm delivering Valued Added Services products to global telecom operators. Beginning in April 2006, Mr. Rodriguez served as Vice President for the Carrier Ethernet Solutions business at Lucent Technologies Inc., which designed and delivered systems, services and software that drive communications networks. After Lucent Technologies was acquired by Alcatel, Mr. Rodriguez served as its Chief Marketing Officer in the Enterprise Business Group until April 2007. From August 2003 until April 2006, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services, until it was acquired by Lucent Technologies in April 2006. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, from October 2000 to August 2003, including as Divisional President, Enterprise Solutions business; Divisional President, Intelligent Internet business; and Vice President Portfolio & Operations, Local Internet business. Prior to that, Mr. Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a BS in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School.

PEDRO (PETE) P. RODRIGUEZ

Pedro (Pete) P. Rodriguez, age 47, joined the Company as a Director in October 2005. He was appointed Chief Executive Officer and President of the Company in April 2008. Mr. Rodriguez has over 25 years of engineering, sales, marketing and executive management experience in the semiconductor industry. Mr. Rodriguez served, most recently, from June 2007 to April 2008, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (“SoC”). Prior to his appointment at Virage Logic, Mr. Rodriguez served as President, Chief Executive Officer and Director of Xpedion Design Systems, Inc. (“Xpedion”), a private, venture-funded developer of design solutions for Radio Frequency Integrated Circuits (“RFIC”) from May 2000 to August 2006. Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies, Inc. in August 2006. Prior to Xpedion, he held various senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix Incorporated. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from the California Institute of Technology.

Director Not Standing for Re-Election

ALBERT E. SISTO

Albert E. Sisto, age 59, joined the Company as a Director in April 2009 upon the completion of the Company’s acquisition of hi/fn. Mr Sisto was appointed hi/fn’s Chairman and Chief Executive Officer in February 2007 and served on its board of directors since 1998. Mr. Sisto brings over 35 years of experience in the high-tech industry including a seven year tenure as Chairman, President and Chief Executive Officer of Phoenix Technologies, a provider of PC and Internet platform-enabling software. Mr. Sisto joined Phoenix from RSA Data Security, Inc., where he served as Chief Operating Officer, beginning in 1997. Prior to RSA, he served as President, Chairman and Chief Executive Officer of DocuMagix, Inc., a computer software company specializing in Internet content management, which merged with JetFax to become eFAX.com. Mr. Sisto has also held executive positions at PixelCraft, Inc, MIPS Technologies, Ingres, Intel and Honeywell. Mr. Sisto has served on the board of directors for Digital Signal Corporation since September 2005. Mr. Sisto earned a Bachelor of Science in Engineering from the Stevens Institute of Technology.

Board Committees and Meetings

During fiscal year 2009, the Board of Directors held sixteen (16) meetings and did not act by written consent. The Board maintains an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During fiscal year 2009, each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such member has been a Director) and (ii) the total number of meetings held by all committees of the Board on which such member served (during the periods that such member served). The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Principles of the Board of Directors, the Company’s Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, the Company’s Financial Integrity Compliance Policy, and information concerning direct communication with non-employee Directors, are posted on the Company’s website at www.exar.com. The Board has determined that each of Messrs. Bencuya, Hilton, Leza, Meyers, O. Rodriguez and Sisto is an “independent director” under applicable Securities and Exchange Commission (“SEC”) rules and the listing standards of The NASDAQ Global Market. As a result, all Directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent under applicable SEC rules and the listing standards of The NASDAQ Global Market.

Audit Committee

The Audit Committee currently consists of five (5) Directors: Messrs. Hilton (Chair), Bencuya, Meyers, O. Rodriguez and Sisto. The Audit Committee, serving under a written charter adopted by the Company’s Board of Directors which is posted on the Company’s website at www.exar.com, reviews financial reports, the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint the independent registered public accounting firm and evaluate the independent registered public accounting firm’s qualifications, independence and performance, (ii) review and discuss with management and the independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal controls and procedures for financial reporting; and (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions. The Audit Committee held eleven (11) meetings and did not act by written consent during fiscal year 2009. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K and that each member of the Audit Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of four (4) Directors: Messrs. O. Rodriguez (Chair), Bencuya, Leza and Meyers. The Compensation Committee serves under a written charter adopted by the Board of Directors which is posted in the Corporate Governance section of the Company’s website at www.exar.com. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer and President;

•

evaluating the performance of and reviewing and approving the compensation for each employee who (i) is a Section 16 corporate officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer and President, or (iii) has a base salary rate of $200,000 or more per year;

•

reviewing and advising the Board of Directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s management compensation programs;

•

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

•	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held fourteen (14) meetings and acted by written consent on one (1) occasion during fiscal year 2009. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

The Compensation Committee has delegated to the Chief Executive Officer and President the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the

Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. Most recently, the Compensation Committee retained the consulting firm of Mercer Human Resource Consulting during fiscal year 2007 to provide comprehensive compensation data for the Company’s peer companies. The Compensation Committee did not retain compensation consultants for fiscal year 2009. All compensation decisions related to the Company’s executive officers were made by the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors: Messrs. Leza (Chair), Hilton and O. Rodriguez. The Corporate Governance and Nominating Committee, serving under a written charter adopted by the Board of Directors and which is posted in the Corporate Governance section of the Company’s website at www.exar.com, adopts and ensures compliance with ethical principles and governance standards applicable to the Company’s Directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held seven (7) meetings and did not act by written consent during fiscal year 2009. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

If the Corporate Governance and Nominating Committee chooses to identify new Director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of Directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. The Board has adopted a retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any Director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders. In order to identify and evaluate nominees for Director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate in the context of the current needs of the Board of Directors as a whole. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Corporate Governance and

Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company which are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his willingness to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages all incumbent Directors and nominees for election to the Board to attend each annual meeting of stockholders. Five (5) of the Company’s then serving Directors attended the 2008 Annual Meeting of Stockholders held on October 16, 2008.

Stockholder Communications with the Board of Directors

A stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Company’s Internet website at: www.exar.com.

Director Compensation—Fiscal Year 2009

The following table presents information regarding the compensation paid for fiscal year 2009 to members of the Company’s Board of Directors who are not (or were not during any part of fiscal year 2009) also the Company’s employees (referred to herein as “Non-Employee Directors”). The compensation paid to Messrs. P. Rodriguez and McFarlane, each of whom served as the Company’s Chief Executive Officer and President during fiscal year 2009, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Izak Bencuya(4)	6,571	1,290	1,127	—	—	—	8,988
Pierre Guilbault	32,500	36,419	49,290	—	—	—	118,209
Brian Hilton	49,500	36,419	40,191	—	—	—	126,110
Richard L. Leza	58,375	65,850	89,101	—	—	—	213,326
Gary Meyers(5)	32,583	21,566	16,971	—	—	—	71,120
Oscar Rodriguez	45,250	43,900	71,080	—	—	—	160,230

(1)

The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal year 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). None of the Company’s Non-Employee Directors forfeited any stock awards or option awards during fiscal year 2009. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in “Note 12–Stock-Based Compensation” of the Notes to Consolidated Financial Statements, included as part of the Company’s Annual Report for fiscal year 2009 filed on Form 10-K (or, for awards granted prior to fiscal year 2009, the corresponding note in the Company’s Form 10-K for the applicable fiscal year) and incorporated herein by reference.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Company’s Non-Employee Directors as of March 29, 2009.

Director	Number of Shares Subject to Outstanding Options as of 3/29/09	Number of Unvested Restricted Stock Units as of 3/29/09
Izak Bencuya	24,000	3,205
Pierre Guilbault	34,852	4,500
Brian Hilton	43,200	4,500
Richard L. Leza	54,000	6,750
Gary Meyers	24,000	4,500
Oscar Rodriguez	54,000	4,500

(3)

As described below, the Company granted each of the Company’s Non-Employee Directors (other than Dr. Bencuya) awards of restricted stock units on November 3, 2008 following the Company’s 2008 Annual Meeting of Stockholders. Mr. Leza’s award as Chairman of the Board consisted of 6,750 restricted stock units and had a grant-date fair value of $47,925. The awards to each of the other Non-Employee Directors consisted of 4,500 restricted stock units and had a grant-date fair value of $31,950. In connection with his appointment to the Company’s Board of Directors, the Company granted Mr. Meyers on June 2, 2008 an award of 1,125 restricted stock units (with a grant-date fair value of $8,786) and an option to purchase 24,000 shares of the Company’s Common Stock (with a grant-date fair value of $61,944). In connection with his appointment to the Company’s Board of Directors, the Company granted Dr. Bencuya on March 2, 2009 an award of 3,205 restricted stock units (with a grant-date fair value of $17,435) and an option to purchase 24,000 shares of the Company’s Common Stock (with a grant-date fair value of $45,761). For these purposes, the “grant-date fair value” of an award is the fair value of the award on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

(4)	Dr. Bencuya was appointed as a member of the Company’s Board of Directors on February 12, 2009.

(5)	Mr. Meyers was appointed as a member of the Company’s Board of Directors on May 7, 2008.

Summary of Director Compensation

Compensation for Non-Employee Directors during fiscal year 2009 generally consisted of an annual retainer, chairperson fees, and an annual equity award.

Annual Retainers and Chairperson Fees. Prior to December 29, 2008, the Company paid each Non-Employee Director an annual retainer of $30,000. The Chairperson of the Board received an additional $20,000 annual retainer; the Chairperson of the Audit Committee received an additional $15,000 annual retainer; the Chairperson of the Compensation Committee received an additional $10,000 annual retainer; and the Chairperson of the Corporate Governance and Nominating Committee received an additional $5,000 annual retainer.

Effective December 29, 2008, the annual retainer for each Non-Employee Director was increased to $40,000. The additional annual retainer for the Chairperson of the Audit Committee was increased to $20,000, and the additional annual retainer for the Chairperson of the Corporate Governance and Nominating Committee was increased to $6,000. The additional annual retainers for the Chairperson of the Board and the Chairperson of the Compensation Committee were not changed.

In addition, effective December 29, 2008, each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $8,000; each member of the Compensation Committee receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chairperson) receives an additional annual retainer of $3,000.

The Company also reimburses Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as Directors of the Company.

Equity Awards. On the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Company’s Board of Directors, the Non-Employee Director is granted an option to purchase 24,000 shares of the Company’s Common Stock. This initial option has an exercise price equal to the closing price of the Company’s Common Stock on the grant date and will generally vest in three equal annual installments over the three-year period following the grant date. In addition, prior to December 29, 2008, each Non-Employee Director was granted 4,500 restricted stock units upon the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Company’s Board of Directors (subject to proration based on the amount of time remaining until the next annual meeting of stockholders), and each Non-Employee Director continuing in office after an annual meeting of stockholders was granted 4,500 restricted stock units as of the annual meeting date. A Non-Employee Director serving as Chairperson of the Board as of an annual meeting date was granted an additional 2,250 restricted stock units on such annual meeting date. Effective December 29, 2008, each of these initial and annual grant levels was increased from 4,500 to 5,000 restricted stock units, and the annual Chairperson grant was increased from 2,250 to 2,500 restricted stock units. Each of these restricted stock unit awards will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders and will be paid in shares of the Company’s Common Stock on a one-for-one basis upon vesting. Non-Employee Directors do not have the right to vote or dispose of the restricted stock units but do have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid to the Company’s stockholders. In addition to the grants described above, each of the Company’s Non-Employee Directors is eligible for additional discretionary award grants under the Company’s 2006 Equity Incentive Plan (the “Exar 2006 Plan”).

The equity awards granted to the Company’s Non-Employee Directors during fiscal year 2009 are described in footnote (3) to the Director Compensation table above. Each of these awards was granted under, and is subject to the terms of, the Exar 2006 Plan. The Company’s Board of Directors administers the Exar 2006 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the Exar 2006 Plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Director Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its Directors:

Director candidates, who have agreed to stand for election by the stockholders, or for appointment by the Company’s Board of Directors to fill a vacancy, are asked to purchase a nominal number of shares of the Company’s Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Company’s Board of Directors to fill a vacancy on the Company’s Board of Directors, either before or within 30 days following such appointment; or

2.	In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Company’s Board of Directors to stand for election by the stockholders.

Within three years of becoming a Director, each Director is expected to accumulate and thereafter continue to hold, a minimum of 14,500 shares of the Company’s Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units granted by the Company are applied toward this goal. The shares must be held by the Director as an individual, or as part of a family trust.

It is intended that Directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s common stock and that the guidelines be flexible in order to avoid foreclosing the appointment of viable candidates for the Company’s Board of Directors in appropriate circumstances.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each of the above nominees.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company during the fiscal year ended March 29, 2009, to serve in the same capacity for the fiscal year ending March 28, 2010, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2008 and 2009:

Description of Services	2009	2008
Audit Fees	$1,091,950	$1,966,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,091,950	$1,966,300

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and the audit of internal control over financial reporting for fiscal years 2008 and 2009 and management’s assessment of internal control over financial reporting for fiscal year 2008, quarterly review of financial statements included in the Company’s Form 10-Q, and audit services provided in connection with other regulatory filings with the SEC.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit or review of the Company’s financial statements, including but not limited to, consultation on accounting standards or transactions and audits of employee benefit plans.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2009.

Audit Committee Pre-Approval Policies and Procedures

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the fiscal year 2009 audit services were pre-approved by the Audit Committee of the Company’s Board of Directors, and the Company’s independent auditors did not provide non-audit services to the Company in fiscal year 2009.

Required Vote

The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2010.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

EXECUTIVE OFFICERS

Certain information regarding the Company’s current executive officers is set forth below.

GEORGE APOSTOL

George Apostol, age 44, joined the Company as Chief Technology Officer in May 2008. Mr. Apostol has over 20 years of experience in the systems electronics and semiconductor industries. From May 2005 to May 2008, Mr. Apostol served as Chief Technology Officer and Vice President of Engineering at PLX Technology, Inc. He was Vice President of Engineering at Audience, Inc. from May 2004 to May 2005 and Vice President of Engineering at BRECIS Communications Corporation from February 2000 to April 2004. Prior to that, he held various senior engineering and management positions at TiVo, Inc., LSI Corporation, Silicon Graphics, Inc. and Xerox Corporation. With a strong background designing systems on silicon, he holds several patents in the areas of system bus interface, clocking and buffer management design, and has written and deployed multiple Application-Specification Integrated Circuit (“ASIC”) design productivity tools. Mr. Apostol performed his academic research at the Dana Farber Cancer Institute and Massachusetts Institute of Technology Sloan School of Management and holds a BSEE from Massachusetts Institute of Technology.

KEVIN S. BAUER

Kevin S. Bauer, age 49, was appointed Vice President and Chief Financial Officer in June 2009. Prior to his appointment, he was the Company’s Vice President, Finance and Corporate Controller from December 2008 to June 2009. Before that, Mr. Bauer was the Company’s Director, Corporate Controller from August 2005 to December 2008, and earlier was the Company’s Operations Controller from February 2001 to August 2005. Previously, he was with WaferTech LLC for four years as Operations Controller, and before that he was at VLSI Technology for ten years where he held a variety of increasingly more senior roles culminating in his position as Director, Group Controller-Communications Group. Mr. Bauer has over 25 years of financial experience in the semiconductor and other high-technology industries. He holds a MBA from the University of Santa Clara and a BS in Business Administration from California Lutheran University.

DIANE HILL

Diane Hill, age 53, was appointed Vice President, Human Resources in December 2007. Ms. Hill has been with the Company for more than 15 years, and prior to her current position, Ms. Hill was Director of Human Resources. Before joining the Company, Ms. Hill held a series of senior level Human Resources roles at Daisy Systems, and Teledyne MEC. Ms. Hill holds a BA degree in Psychology from the University of California at Santa Barbara.

HUNG P. LE

Hung P. Le, age 48, was appointed Vice President of Engineering in July 2007. He joined the Company in April 1995 when the Company acquired Startech Semiconductor, Inc., where he served as Director of Technology. Prior to joining Startech in 1994, he was Manager of Technology at Sierra Semiconductor, Inc. Prior to his current position, Mr. Le was the Company’s Director of Technology from September 1997 until October 2004 and Division Vice President of Technology from October 2004 to July 2007. Mr. Le has 25 years of experience in semiconductor physics and design. He received his MS and BS in Electrical Engineering and Computer Science from Massachusetts Institute of Technology.

BENTLEY LONG

Bentley Long, age 47, was appointed Vice President, Worldwide Sales in January 2008. He has over 20 years of semiconductor sales and marketing experience including the last 11 years at the Company where he was most recently Vice President of the Americas and Global Distribution. He has previously worked at VLSI Technology, Inc. as an Area Sales Manager and Worldwide Strategic Account Manager, and has held various technical positions at Texas Instruments Incorporated. He holds a Bachelor of Engineering Degree in Electrical Engineering and Mathematics from Vanderbilt University and an MBA from the University of Tennessee.

THOMAS R. MELENDREZ

Thomas R. Melendrez, age 55, joined the Company in April 1986 as its Corporate Attorney. He was promoted to Director of Legal Affairs in July 1991, and again to Corporate Vice President of Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries. He received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

STEPHEN W. MICHAEL

Stephen W. Michael, age 62, joined the Company in September 1992 as its Vice President of New Market Development. In July 1995, he was appointed Vice President of Operations, in May 2001, he was appointed Vice President of Operations and Reliability & Quality Assurance and in July 2007, he was appointed Senior Vice President of Operations and Reliability & Quality Assurance. Prior to joining the Company, he was Vice President and General Manager of Analog and Custom Products with Catalyst Semiconductor. Prior to Catalyst Semiconductor, he served in various senior positions at GE Semiconductor, Intersil Corporation, Fairchild Camera and Instrument Corporation and National Semiconductor Corporation. Mr. Michael has over 30 years of semiconductor industry experience. He holds a BS in Electrical Engineering from the University of California at Davis.

PAUL PICKERING

Paul Pickering, age 49, joined the Company in June 2008 as its Senior Vice President of Marketing. Mr. Pickering has over 26 years of semiconductor marketing and sales experience. From March 2007 to June 2008, Mr. Pickering served as Vice President of Field Operations for Innovative Silicon, Inc., a venture-capital funded company. He was Executive Vice President of Sales and Marketing for Xpedion Design Systems, Inc., from May 2003 to August 2006, a developer of design solutions for radio frequency integrated circuits that was acquired by Agilent Technologies, Inc., and he continued with Agilent until March 2007. Prior to Xpedion, Mr. Pickering worked in senior management sales and marketing roles at Fairchild, Toshiba, LSI Corporation, and PMC-Sierra, Inc. Mr. Pickering is a graduate of West Chester University of Pennsylvania with a BS in Social Science.

PEDRO (PETE) P. RODRIGUEZ

Please see information regarding Mr. P. Rodriguez under Proposal 1 above.

TRONG VU

Trong Vu, age 56, was appointed Chief Information Officer and Vice President of Information Technology in October 2007. Mr. Vu has over 25 years of experience with leading semiconductor companies. Prior to joining the Company, Mr. Vu was a Vice President of IT at Mattson Technology as well as serving as IT director at LSI Logic and National Semiconductor. Mr. Vu has a broad background in system integration as well as developing software for the enterprise. Mr. Vu has also been involved in building computer centers and infrastructure needed for companies to effectively run their worldwide information systems. Recently Mr. Vu had his own company in which he worked on ERP systems and other implementations at Advanced Analogic Technologies and Monolithic Power Systems. Mr. Vu received his Bachelor of Information System Management degree from University of San Francisco.

JIEBING WANG

Jiebing Wang, age 41, joined the Company in April 2009 after the completion of the Company’s acquisition of hi/fn. Dr. Wang joined hi/fn in March 2004 as President of hi/fn’s China Operations based in Hangzhou and was promoted to Vice President of Worldwide Engineering and General Manager of hi/fn’s China Product Operations in March 2007. Dr. Wang earned his Ph.D. in physics from the University of Nevada, and a master’s degree in electrical engineering from Stanford University. Dr. Wang has held technical positions with Nishan Systems, Philips and Toshiba. Before joining hi/fn, Dr. Wang was a founder and CTO of Hangzhou C-Sky Microsystems, where he led the development of a high performance 32-bit embedded CPU. Dr. Wang has extensive technical experiences in the area of networking, security and embedded systems.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 15, 2009:

•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s Named Executive Officers;

•	each of the Company’s Directors; and

•	all of the Company’s Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 43,547,255 shares of Common Stock outstanding as of July 15, 2009. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 15, 2009 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 15, 2009 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Beneficial Owner	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Alonim Investments Inc.(2) 1501 McGill College Avenue, 26th Floor Montreal, Quebec, H3A 3N9	7,591,607	17.43%
Dimensional Fund Advisors LP(3) 1299 Ocean Avenue Santa Monica, CA 90401	3,864,032	8.87%
Royce & Associates, LLC(4) 1414 Avenue of the Americas New York, NY 10019	4,059,134	9.32%
Renaissance Technologies LLC(5) 800 Third Avenue New York, NY 10022	2,301,968	5.29%
Artis Capital Management, L.P.(6) One Market Plaza, Spear Street Tower, Suite 1700 San Francisco, CA 94105	2,440,612	5.60%
Barclays Global Investors, NA(7) 400 Howard Street San Francisco, CA 94105	2,996,734	6.88%
Soros Fund Management, LLC(8) 888 Seventh Avenue, 33rd Floor New York, NY 10106	2,465,754	5.66%
Izak Bencuya(9)	—	*
Pierre Guilbault(10)	29,474	*
Brian Hilton(11)	40,700	*
Richard L. Leza(12)	87,500	*
John S. McFarlane(13)	93,825	*
Gary Meyers(14)	13,125	*
Juan (Oscar) Rodriguez(15)	64,000	*
Pedro (Pete) P. Rodriguez(16)	260,667	*
Albert E. Sisto(17)	12,086	*
J. Scott Kamsler(18)	88,755	*
Bentley Long(19)	26,228	*
Thomas R. Melendrez(20)	186,316	*
Stephen W. Michael(21)	129,269	*
All current Directors and executive officers as a group (12 persons)(22)	938,120	2.12%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, Directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of

150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 24,974 shares subject to outstanding options granted to Pierre Guilbault, which were exercisable on July 15, 2009, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on February 9, 2009, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) reported sole voting power with respect to 3,785,257 shares of Common Stock and sole dispositive power with respect to 3,864,032 shares of Common Stock. Dimensional disclaims beneficial ownership of such shares.

(4)

Based on a Schedule 13G/A filed with the SEC on January 23, 2009, Royce & Associates, LLC (“Royce”) reported sole voting power and sole dispositive power with respect to 4,059,134 shares of Common Stock.

(5)

Based on a Schedule 13G/A filed with the SEC on February 13, 2009, Renaissance Technologies LLC (“Renaissance”) and James H. Simons each reported sole voting power and sole dispositive power with respect to 2,301,968 shares of Common Stock beneficially owned by Renaissance. Mr. Simons is a control person of Renaissance.

(6)

Based on a Schedule 13G/A filed with the SEC on February 17, 2009, Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson each reported shared voting power and shared dispositive power with respect to 2,440,612 shares of Common Stock. Artis, Artis Inc. and Mr. Peterson each expressly disclaims membership in a group. Artis is a registered investment adviser and is the investment adviser of investment funds that hold such shares for the benefit of the investors in those funds. Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of such shares, except to the extent of that person’s pecuniary interest therein.

(7)

Based on a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA (“BGIN”) reported sole voting power with respect to 989,992 shares of Common Stock and sole dispositive power with respect to 1,194,592 shares of Common Stock, Barclays Global Fund Advisors (“BGFA”) reported sole voting power with respect to 1,285,005 shares of Common Stock and sole dispositive power with respect to 1,772,375 shares of Common Stock and Barclays Global Investors, Ltd (“BGIL”) reported sole voting power with respect to 2,235 shares of Common Stock and sole dispositive power with respect to 29,767 shares of Common Stock. The address provided in the filing for BGFA is the same as the address provided in the filing for BGIN and such address is noted in the table above. The address provided in the filing for BGIL is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(8)

Based on a Schedule 13G filed with the SEC on July 13, 2009, Soros Fund Management LLC (“SFM LLC”), George Soros, Robert Soros and Jonathan Soros each reported shared voting power and shared dispositive power with respect to 2,465,754 shares of Common Stock beneficially owned by each of SFM LLC, George Soros, Robert Soros and Jonathan Soros. SFM LLC, George Soros, Robert Soros and Jonathan Soros each expressly disclaims membership in a group. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

(9)	Excludes 3,205 unvested restricted stock units.

(10)

Includes 24,974 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 4,500 unvested restricted stock units. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(11)	Includes 35,200 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 4,500 unvested restricted stock units.

(12)	Includes 54,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 6,750 unvested restricted stock units.

(13)	Includes 77,825 shares subject to outstanding options granted to Mr. McFarlane, which were exercisable on July 15, 2009, or within 60 days after that date.

(14)	Includes 8,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 4,500 unvested restricted stock units.

(15)

Includes 54,000 shares subject to outstanding options granted to Mr. O. Rodriguez, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 4,500 unvested restricted stock units.

(16)

Includes 240,667 shares subject to outstanding options granted to Mr. P. Rodriguez, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 24,000 unvested restricted stock units.

(17)	Excludes 2,384 unvested restricted stock units.

(18)	Includes 63,625 shares subject to outstanding options granted to Mr. Kamsler, which were exercisable on July 15, 2009, or within 60 days after that date.

(19)	Includes 5,696 shares subject to outstanding options granted to Mr. Long, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 19,619 unvested restricted stock units.

(20)

Includes 164,375 shares subject to outstanding options granted to Mr. Melendrez, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 33,833 unvested restricted stock units.

(21)

Includes 82,250 shares subject to outstanding options granted to Mr. Michael, which were exercisable on July 15, 2009, or within 60 days after that date. Excludes 16,333 unvested restricted stock units.

(22)

Includes 810,612 shares subject to outstanding options exercisable on July 15, 2009, or within 60 days after that date, including those identified in footnotes (10), (11), (12), (13), (14), (15), (16), (18), (19), (20) and (21). Excludes 124,124 unvested restricted stock units, including those identified in footnotes (9), (10), (11), (12), (14), (15), (16), (17), (19), (20) and (21).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 29, 2009, all of the Company’s executive officers, Directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements, except for Form 4 reports for five of the Company’s directors, Messrs. Guilbault, Hilton, Leza, Meyers and O. Rodriguez, reporting grants of restricted stock units to such individuals on November 3, 2008 which were inadvertently filed late.

Code of Ethics

The Company has adopted a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, a Code of Business Conduct and Ethics and a Financial Integrity Compliance Policy. These documents can be found on the Company’s website: www.exar.com. The Company will post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of either the SEC or The NASDAQ Global Market on the Company’s website, or by filing a Form 8-K. Hard copy can be obtained free of charge by submitting a written request to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Investor Relations, M/S 210

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnity agreements with certain of the Company’s executive officers and Directors which provide, among other things, that the Company will indemnify such executive officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

Mr. Pierre Guilbault, one of the Company’s Directors, is an executive officer of Future Electronics Inc. (“Future Electronics”), the Company’s largest distributor. Mr. Guilbault joined the Company’s Board of Directors on August 25, 2007 in connection with the Company’s acquisition of Sipex Corporation. During fiscal year 2009, $40.5 million, or approximately 35%, of the Company’s revenue was derived from Future Electronics. The Company’s Audit Committee has reviewed its business relationship with Future Electronics and considered it in light of Mr. Guilbault’s membership on the Company’s Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future Electronics. The Audit Committee will continue to monitor this business relationship. Mr. Guilbault is not an “independent director” under the listing standards of The NASDAQ Global Market as a result of the business relationship between the Company and Future Electronics. Future Electronics is also an affiliate of the Company’s largest stockholder, Alonim Investments Inc., which beneficially owns shares of the Company’s Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Under the Company’s related party transaction policies and procedures, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of the Company’s Directors, executive officers and nominees for Director, (ii) any beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2009, as well as the Company’s three other most highly compensated executive officers during fiscal year 2009. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.” As noted below, John S. McFarlane, then serving as one of the Company’s Directors, served as the Company’s Chief Executive Officer and President on an interim basis from December 6, 2007 until Mr. P. Rodriguez became the Company’s Chief Executive Officer and President effective April 28, 2008. References to Named Executive Officers in this Compensation Discussion and Analysis section generally do not include Mr. McFarlane, unless otherwise noted, as he served as Chief Executive Officer and President on an interim basis only. As noted below, Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009.

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of four (4) Directors: Messrs. O. Rodriguez (Chair), Bencuya, Leza and Meyers. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

•

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

•	the program equitably rewards performance which is tied to creating stockholder value; and

•	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term incentive equity awards, including stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to the Named Executive Officers if their employment terminates under certain circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of the Company’s executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation levels helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term equity incentives are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests. Annual bonuses and long-term equity awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation constitute a substantial portion of each of the Named Executive Officers’ compensation. For fiscal year 2009, the Compensation Committee approved executive compensation arrangements for Mr. P. Rodriguez that were intended to result in approximately 80% of his total direct compensation being incentive-based compensation, while the arrangements approved for the Company’s other Named Executive Officers were intended to result in approximately 40% of each executive’s total direct compensation being performance-based and/or linked to the value of the Company’s stock price, with base salary in each case constituting the balance of the Named Executive Officer’s total direct compensation for the fiscal year. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.) The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. Most recently, the Compensation Committee retained the consulting firm of Mercer Human Resource Consulting during fiscal year 2007 to provide comprehensive compensation data for comparable companies. The Compensation Committee did not retain compensation consultants for fiscal year 2009. The Compensation Committee will continue to monitor trends and best practices in executive compensation for companies in the Company’s industry and consider retaining independent compensation consultants as and when it deems appropriate.

In making its compensation decisions for fiscal year 2009, the Compensation Committee referred to compensation data provided by the Company’s human resources department for companies in the semiconductor industry similar in size and geographic location to the Company. Specifically, the Compensation Committee considered executive compensation data for the following companies:

Cirrus Logic, Inc.	Mindspeed Technologies, Inc.
Ikanos Communications, Inc.	PLX Technology, Inc.
Micrel, Incorporated	Power Integrations, Inc.
Microtune, Inc.	Volterra Semiconductor Corporation

Applied Micro Circuits Corporation and Cavium Networks, Inc. were added to the above list of peer companies during the fourth quarter of fiscal year 2009.

In addition, the Compensation Committee reviewed data from the Radford Executive Survey, a broad-based survey of executive compensation in which a large number of high-tech companies (including many of the peer companies listed above) participate.

The Company views the Company’s current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieves the Company’s compensation objectives. In general, the Compensation Committee targets executives’ total cash compensation around the 50th percentile for similarly situated executives at the companies described above, but the Compensation Committee does not specifically “benchmark” compensation at that level and retains discretion to set compensation at higher or lower levels as it deems appropriate in the circumstances.

For fiscal year 2009, the target cash compensation for each of the Named Executive Officers was at approximately the 50th percentile for similarly situated executives, except that the target cash compensation for Mr. Kamsler was at approximately the 70th percentile and the target cash compensation for Mr. Long was at approximately the 30th percentile. Mr. Long’s target cash compensation was below the 50th percentile primarily because he was only recently promoted to an executive-level position. Mr. Kamsler’s target cash compensation as set forth in his offer letter with the Company was above the 50th percentile primarily due to market conditions at the time of his hiring in January 2007.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. The Company has not entered into employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

In April 2008, the Company entered into an employment agreement with Mr. Rodriguez that set his base salary at an annual rate of $400,000 (subject to adjustment from time to time). This level was lower than the base salary levels for the five individuals that preceded Mr. P. Rodriguez as the Company’s Chief Executive Officers (including the two individuals who served as Chief Executive Officers on an interim basis only) and was determined based on his experience, a review of market data for chief executive officers at comparable companies, consideration of the appropriate level in light of the compensation requested by the final three candidates for the position, and the Compensation Committee’s view that a substantial percentage of Mr. P. Rodriguez’s compensation should be incentive-based as described above.

From time to time the base salary levels of the Named Executive Officers and the other executive officers are adjusted to address market conditions. During fiscal year 2009, the Compensation Committee approved slight increases in the base salaries of Mr. Melendrez and Mr. Michael to compensate them for the elimination of certain benefits previously provided to them. The Compensation Committee did not make any other adjustments to Named Executive Officers’ base salaries during fiscal year 2009. However, in February 2009, Mr. P. Rodriguez advised the Compensation Committee that the Company’s executive officers, including each of the Named Executive Officers, had decided in light of current market conditions to take a voluntary reduction of 10% in his or her base salary. In April 2009, the executives’ base salaries were restored to their previous levels, except that the reduction in Mr. P. Rodriguez’s base salary continued until the end of June 2009. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Bonuses

Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. As described below under “Description of Employment Agreements—Cash Compensation,” the Company has entered into employment agreements with certain Named Executive Officers that provide for fixed annual target bonuses each year. For the other Named Executive Officers, the Compensation Committee generally has discretion to establish the target bonus for each executive for each fiscal year. In each case, the amount of the executive’s actual bonus is determined based on the performance factors specified for that year.

Fiscal Year 2009 Executive Bonus Program

For fiscal year 2009, each of the Named Executive Officers other than Mr. Long, along with selected other executives and key employees, participated in the Company’s Fiscal Year 2009 Senior Executive Incentive Compensation Program (the “executive bonus program”). As described below, Mr. Long participated in the Company’s sales incentive plan for fiscal year 2009. As a member of the Company’s Board of Directors who served as Chief Executive Officer and President on an interim basis only, Mr. McFarlane was not eligible to participate in any of the Company’s bonus programs.

Under the executive bonus program, bonuses were determined as follows: 70% based on the Company’s financial performance as measured against pre-established revenue and operating margin goals for the fiscal year and 30% based on the individual employee’s achievement of pre-established objectives for the fiscal year. For the Company performance component of the executive bonus program, the Compensation Committee established a revenue performance target for fiscal year 2009 of $140 million and an operating margin performance target for fiscal year 2009 of 3%. (For these purposes, “revenue” and “operating margin” are calculated in accordance with generally accepted accounting principles, except that operating margin is calculated without giving effect to any stock-based compensation expense and purchase accounting expenses.) The percentage of the Company performance component to be awarded under the executive bonus program was determined based on the following matrix:

Operating Margin	5% or higher	70%	100%	130%
	At least 3% but less than 5%	40%	80%	90%
	At least 1% but less than 3%	0%	0%	20%
		At least $135 million but less than $140 million	At least $140 million but less than $145 million	$145 million or more
		Revenue

Accordingly, if the Company achieved 100% of the target performance for both operating margin and revenue for fiscal year 2009, the bonus awarded for the Company performance component would be 56% of the executive’s target bonus (80% of the 70% attributable to the Company performance component). The maximum bonus that could be awarded for the Company performance component was 91% of the executive’s target bonus (130% of the 70% attributable to the Company performance component) if the Company achieved at least 5% operating margin and at least $145 million of revenue. No bonus would be paid with respect to the Company performance component unless the Company achieved at least 1% operating margin and at least $145 million revenue or at least 3% operating margin and at least $135 million revenue.

For the individual performance component of the executive bonus program, the Compensation Committee established the performance goals for each executive for fiscal year 2009 and determined the executive’s performance with respect to those goals, in each case after taking into account the recommendations of the Company’s Chief Executive Officer and President (with respect to each participant in the program other than himself). For Mr. P. Rodriguez, the individual goals included implementing strategies to produce high value design wins, improve expected return on investments in research and secure two strategic customers for the

Company’s digital power products during fiscal year 2009. For Mr. Kamsler, the individual performance goals included completing analyses of the Company’s return on investments in research and development and its product margin, implementing of benchmarking procedures to measure the Company’s performance against its competitors, and improving processes in key areas of the Company’s finance department. For Mr. Melendrez, the individual performance goals included resolving certain existing litigation matters, reviewing and finalizing certain intellectual property licenses and agreements, and completing one transaction for the acquisition or license of key business and product investments. For Mr. Michael, the individual performance goals included achieving improved rates for on-time delivery of the Company’s products, upgrading the Company’s manufacturing operating systems and meeting cost reduction goals established for the fiscal year. The Compensation Committee also established as a goal for each of these executives reducing the amount of voluntary turnover in the Company’s workforce during the fiscal year. No maximum bonus was established for the individual performance component.

To determine the bonuses to be awarded under the executive bonus program, each participant was assigned a target bonus amount, which is expressed as a percentage of the executive’s base salary. Mr. P. Rodriguez’s employment agreement provides that his target bonus for fiscal year 2009 was 87.5% of his base salary, and Mr. Kamsler’s offer letter provides that his target bonus each year will be 50% of his base salary. For fiscal year 2009, the Compensation Committee determined that for Mr. Melendrez and Mr. Michael, the target bonus would be 40% of the executive’s base salary.

After reviewing the Company’s financial performance for fiscal year 2009, the Compensation Committee determined that no bonus would be paid with respect to the Company performance component of the executive bonus program. In addition, Mr. P. Rodriguez recommended to the Compensation Committee that, in light of current market conditions and as part of an ongoing effort to reduce costs across the Company generally, no bonuses would be paid with respect to the individual performance component. Accordingly, the Compensation Committee determined that no bonuses would be paid under the executive bonus program for fiscal year 2009.

Fiscal Year 2009 Sales Bonus Program

For fiscal year 2009, Mr. Long participated in the Company’s sales bonus program (the “sales program”), which provides for eligible employees in the Company’s sales organization to receive an annual bonus based on, among other factors, revenue and design wins for the fiscal year in the participant’s region of responsibility. As Vice President, World Wide Sales, Mr. Long’s bonus opportunity for fiscal year 2009 under the sales program was weighted 40% based on the Company’s revenue (as determined under the sales bonus program) and 40% based on design wins, with performance in each case measured against performance goals established by the Compensation Committee. The Company revenue target for fiscal year 2009 was $140 million while design wins would be assessed based on the types of products sold and the revenue associated with the sale. The remaining 20% of Mr. Long’s bonus opportunity was to be determined based on the Company’s achievement of the revenue and adjusted operating margin performance targets under the executive bonus program as described above. The Compensation Committee determined that Mr. Long’s target bonus for fiscal year 2009 under the sales program would be $117,000 (60% of his base salary).

The Compensation Committee determined that Mr. Long achieved approximately 113% of the design wins goal and approximately 83% of the Company revenue goal. Mr. Long was not awarded any portion of his bonus which was to be determined based on achievement of the executive bonus program performance goals. Accordingly, the Compensation Committee awarded Mr. Long a bonus equal to approximately 78.5% of his target bonus amount (or $91,869).

Discretionary Bonuses

In addition, Mr. P. Rodriguez was awarded a signing bonus of $100,000 in April 2008 in connection with his assuming the role of President and Chief Executive Officer of the Company and as compensation for certain benefits from his prior employer that he would forego upon commencing employment with the Company. Mr. P.

Rodriguez will be required to return the signing bonus to the Company if his employment is terminated under certain circumstances within a specified period of time following the commencement of his employment. The Compensation Committee believes that such signing bonuses are an appropriate means of inducing qualified individuals to join the Company and provides an additional retention incentive for these individuals.

Finally, in May 2008, the Compensation Committee awarded Mr. McFarlane a bonus of $20,000 in connection with his service as the Company’s interim Chief Executive Officer and President.

Long-Term Incentive Equity Awards

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to increase stockholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the value of the executive’s outstanding (unvested) equity;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, the accounting impact of the grants to the Company and the potential dilution effects of the grants to the Company’s stockholders.

Annual award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than the annual award grants and grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. For fiscal year 2009, the Compensation Committee determined that it would be appropriate to make the annual award grants in April 2008 rather than waiting until the 2008 annual meeting because annual award grants had not been made at the time of the 2007 annual meeting. The Compensation Committee expects to approve annual award grants for fiscal year 2010 in or around July 2009 and to return to its normal schedule for fiscal year 2011 of making annual award grants at the time of the annual shareholder meeting.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material information.

Stock Options. The Company may make a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the Company’s stockholders realize value on their shares. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest over a period of three or four years following the date of grant and, upon vesting, are paid in shares of Common Stock. Thus, the units are designed both to link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company achieves certain pre-established financial goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders.

Fiscal year 2009 Equity Grants. For fiscal year 2009, the Compensation Committee approved grants of stock options and restricted stock units to each of Messrs. Kamsler, Melendrez and Michael. Each of these grants were comprised of 10,000 options and 3,334 restricted stock units. The value of the grants (as determined under FAS 123R) was 50% in the form of options and 50% in the form of restricted stock units based on the restricted stock unit awards having a grant date value per share three times greater than the per-share grant date value of the options. In determining the number of shares to be subject to each grant, the Compensation Committee reviewed the data on equity compensation for similarly situated executives at comparable companies provided by Mercer Human Resource Consulting during fiscal year 2007 and set the executives’ grant levels within the median range of grants made to these similarly situated executives. Mr. Long did not receive an annual grant for fiscal year 2009 because he had received a significant equity award in March 2008 in connection with his promotion to the position of Vice President of Worldwide Sales.

In May 2008, the Compensation Committee approved grants of stock options covering 560,000 shares of the Company’s common stock to Mr. P. Rodriguez in connection with his appointment as President and Chief Executive Officer. In determining the level for this grant, the Compensation Committee reviewed the equity grants requested by the final three candidates for the position and reviewed data on initial grants to chief executive officers of comparable companies. Because there were relatively few such grants, the Compensation Committee also considered the equity holdings of other companies’ chief executive officers generally as a percentage of the Company’s total number of outstanding shares. After applying a reduction factor deemed appropriate in light of the grant to Mr. P. Rodriguez being an initial grant, the Compensation Committee determined that the grant would cover approximately 1.33% of the Company’s then-outstanding shares, or approximately 560,000 shares.

For more information regarding the grants described above, please see “Grants of Plan-Based Awards” below.

Option Exchange Program

During fiscal year 2009, the Company’s Board of Directors and stockholders approved an exchange program under which eligible employees could exchange certain outstanding stock options with exercise prices that were greater than the market price of the Company’s Common Stock at the time of the exchange for a reduced number of restricted stock units. The purposes of the exchange program were to permit the Company to provide the incentives to the Company’s employees that were intended when the options were initially granted, to meaningfully reduce the number of the Company’s shares subject to outstanding options that have high exercise prices and may be viewed by the Company’s stockholders as potentially dilutive, and to create additional retention incentives for the Company’s employees who participated in the exchange program by issuing them new awards that would vest over a period of two years following the exchange and that would have value regardless of stock price volatility. Members of the Company’s Board of Directors and Messrs. P. Rodriguez, Kamsler, Melendrez and Michael (who were the Company’s named executive officers at the time) were not eligible to participate in the exchange program. The Company’s other executive officers, including Mr. Long, were eligible to participate in the exchange program.

Pursuant to the exchange program, which ended on November 21, 2008, 242 eligible participants tendered, and the Company accepted for exchange, options to purchase an aggregate of 1,650,231 shares of Common Stock, representing approximately 94% of the 1,755,691 shares subject to options that were eligible to be exchanged in the program. Included in these figures are options to purchase an aggregate of 133,151 shares of Common Stock previously held by all eligible executive officers holding options that were eligible to be exchanged under the program. In exchange for the tendered options, the Company granted restricted stock units covering an aggregate of 344,020 shares of Common Stock. Under the program, Mr. Long tendered options to purchase 54,980 shares of Common Stock and received in exchange restricted stock units covering an aggregate of 11,453 shares of Common Stock.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.

Under his employment agreement with the Company, Mr. P. Rodriguez would be entitled to severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. The Company has determined that it is appropriate to provide Mr. P. Rodriguez with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. The severance benefits for Mr. P. Rodriguez are generally determined as if he continued to remain employed by the Company for one year following his actual termination date. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides each of the Named Executive Officers with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. In the case of Messrs. Long and Kamsler, these benefits are provided under their letter agreements with the Company, while Messrs. Melendrez and Michael are entitled to participate in the Company’s Executive Officers’ Change of Control Severance Plan. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for six months to two years following their actual termination date, depending on the length of their service with the Company.

The Company believes that the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (i.e., by a material reduction in the executive’s compensation or duties) and avoid paying any severance benefits at all without this protection. Because the Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Company believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Company does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless otherwise provided by the Board of Directors.

Under the Change of Control Severance Plan, participating Named Executive Officers are reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. The Company provides these Named Executive Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because the Company determined the appropriate level of change in control severance protections for each Named Executive Officer without factoring in the adverse effects that may result from imposition of these excise taxes. The excise tax gross-up is intended to make the Named Executive Officer whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of change in control severance protections that the Company has determined to be appropriate.

For more information regarding these severance arrangements, please see “Potential Payments upon Termination or Change in Control” below.

Amendments to Benefit Plans in Fiscal Year 2009

In December 2008, the Company amended Mr. P. Rodriguez’s employment agreement, Mr. Kamsler’s offer letter and the Change of Control Severance Plan to comply with the IRS’s deferred compensation rules under Section 409A of the Internal Revenue Code. These amendments did not increase the intended benefits to participants under these arrangements.

Subsequent Compensation Actions

On May 28, 2009, the Compensation Committee approved the Fiscal Year 2010 Executive Incentive Program (the “Program”). The Program provides bonus opportunities for fiscal 2010 for the Company’s executive officers (including each of the Named Executive Officers other than Mr. Long) and other key employees selected to participate in the Program. Bonuses under the Program will be paid in fully vested shares of the Company’s Common Stock, with the total number of shares to be paid under the Program to be determined based on the Company’s net revenue and non-GAAP operating income (loss) for fiscal 2010 against performance goals established by the Compensation Committee. The Compensation Committee believes that payment of bonuses through the issuance of fully vested shares aligns employee interests with stockholder interests by increasing employee ownership in the Company and by having fiscal 2010 bonus amounts tied to the Company’s achievement of specific operating goals. For purposes of the Program, operating income (loss) is adjusted to exclude certain items from the Company’s operating income as calculated under generally accepted accounting principles. No bonuses will be paid under the Program if the Company does not achieve the target performance levels for net revenue and non-GAAP operating income (loss) for fiscal 2010. The maximum number of shares that may be issued to all participants pursuant to the Program (assuming significant overachievement of the Company performance goals) is approximately 750,000 shares. Any shares issued under the Program will be charged against the applicable share limits of the Exar 2006 Plan. The Compensation Committee will determine how the total share pool will be allocated among the participants in the Program based on, among other factors, its assessment of the participant’s individual performance during the fiscal year.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for fiscal year 2009 will be disallowed under Section 162(m). The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of The NASDAQ Global Market.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors
Izak Bencuya
Richard L. Leza
Gary Meyers
J. Oscar Rodriguez (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Leza and O. Rodriguez, were each members of the Compensation Committee during all of fiscal year 2009. Mr. Meyers was appointed to the Compensation Committee upon his becoming a member of the Company’s Board of Directors on May 7, 2008. Dr. Bencuya was appointed to the Compensation Committee upon his becoming a member of the Company’s Board of Directors on February 12, 2009. Other than Mr. Leza, no Director who served on the Compensation Committee during fiscal year 2009 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. Mr. Leza served as the Company’s interim Chief Executive Officer from February 22, 2007 to August 25, 2007. None of the Company’s executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended March 29, 2009.

SUMMARY COMPENSATION TABLE—FISCAL YEAR 2007-2009

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2007 through 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro (Pete) P. Rodriguez(4) Chief Executive Officer, President and Director	2009	349,231	100,000	31,120	439,070	—	—	3,928	923,349

John S. McFarlane(5)	2009	29,167	20,000	32,485	—	—	—	—	81,652
Former Interim Chief Executive Officer and President and Former Director	2008	133,210	—	54,117	—	—	—	23,872	211,199

J. Scott Kamsler(6)	2009	286,654	—	120,211	214,992	—	—	5,826	627,683
Senior Vice	2008	287,885	—	173,350	181,053	53,633	—	5,751	701,672
President and Chief Financial Officer	2007	21,923	—	47,531	10,087	—	—	512	80,053

Thomas R. Melendrez	2009	265,685	—	116,915	102,859	—	—	4,998	490,457
General Counsel,	2008	254,615	—	133,263	58,686	38,844	—	4,369	489,777
Secretary and Executive Vice President of Business Development	2007	250,000	26,480	15,350	60,056	—	—	4,128	356,014

Stephen W. Michael	2009	232,931	—	114,852	23,473	—	—	5,826	377,082
Senior Vice President of	2008	226,279	—	112,891	8,606	30,462	—	5,751	383,989
Operations and Reliability & Quality Assurance	2007	214,843	—	9,467	16,864	—	—	5,675	246,849

Bentley Long Vice President, Worldwide Sales	2009	201,539	—	42,954	7,587	91,869	—	3,505	347,454

(1)	The amounts reported in Column (d) of the table above for fiscal year 2009 represent, in the case of Mr. P. Rodriguez, a signing bonus awarded in connection with his entering into an employment agreement with the Company and, in the case of Mr. McFarlane, a bonus in recognition of his service as the Company’s Interim Chief Executive Officer and President. The amounts reported in Column (g) of the table above for fiscal year 2009 represent amounts awarded to the executive under the Company’s Fiscal Year 2009 Senior Executive Incentive Compensation Program (or, in the case of Mr. Long, under the Company’s sales bonus program). For a description of the bonus arrangements in effect for fiscal year 2009, please see the discussion in the “Compensation Discussion and Analysis” above.

(2)

The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal year 2009, fiscal year 2008 and fiscal year 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). Mr. McFarlane forfeited 2,152 stock options upon his resignation from the Board of Directors in October 2008. No other stock awards or option awards granted to any of the Named Executive Officers were forfeited during fiscal year 2009. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained in “Note 12–Stock-Based Compensation” of the Notes to Consolidated Financial Statements, included as part of the Company’s Annual Report for fiscal year 2009 filed on Form 10-K with the SEC (or, for awards granted prior to fiscal year 2009, the corresponding note in the Company’s Form 10-K for the applicable fiscal year) and incorporated herein by reference. For information about the stock awards and option awards granted to the Company’s Named Executive Officers in fiscal year 2009, please see the discussion under “Grants of Plan-Based Awards” below.

(3)

The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and term life insurance policy. The 401(k) plan amounts represent the Company’s expected matching contributions for fiscal year 2009 and are subject to final approval by the Compensation Committee. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal year 2009 401(k) matching contributions and term life insurance premiums reported in the table above was as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)
Pedro (Pete) P. Rodriguez	3,450	478
John S. McFarlane	—	—
J. Scott Kamsler	3,450	2,376
Thomas R. Melendrez	3,450	1,548
Stephen W. Michael	3,450	2,376
Bentley Long	2,965	540

(4)	Mr. P. Rodriguez was appointed the Company’s Chief Executive Officer and President effective April 28, 2008.

(5)

On December 6, 2007, Mr. McFarlane, one of the Company’s Directors, was appointed as the Company’s interim Chief Executive Officer and President and served in such capacity until Mr. P. Rodriguez’s appointment as the Company’s Chief Executive Officer and President effective April 28, 2008. Mr. McFarlane resigned as a member of the Company’s Board of Directors effective October 16, 2008. The amount reported in Column (c) above represents his consulting fee for service as the Company’s Chief Executive Officer and President during fiscal year 2009, and the amount reported in Column (i) above represents his annual retainer for service on the Company’s Board of Directors during fiscal year 2009. Mr. McFarlane did not receive any annual retainer for the period in which he served as interim Chief Executive Officer and President.

(6)	Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2009, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2009. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Cash Compensation

In April 2008, the Company entered into an employment agreement with Mr. P. Rodriguez in connection with his appointment as the Company’s Chief Executive Officer and President. The employment agreement has a two-year term. Under his employment agreement, Mr. P. Rodriguez receives base salary at an annualized rate of $400,000 a year (subject to adjustment from time to time) and is eligible to receive an annual incentive bonus of up to 87.5% of that base salary. Mr. P. Rodriguez also received a one-time signing bonus of $100,000, less applicable withholdings and deductions, which is subject to repayment under certain circumstances. Provisions of Mr. P. Rodriguez’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed herein under the applicable sections of this Proxy Statement.

On January 18, 2007, the Company entered into an offer letter with Mr. Kamsler, the Company’s Senior Vice President and Chief Financial Officer. The agreement provides that Mr. Kamsler will receive an annualized base salary of $285,000. The agreement also provides for Mr. Kamsler to participate in the Company’s annual incentive plan for fiscal year 2009 with a target award of 50% of his base salary and a maximum award of 100% of his base salary. Provisions of this agreement relating to post-termination of employment benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On January 5, 2009, the Company entered into a letter agreement with Mr. Long, the Company’s Vice President, Worldwide Sales that provides for Mr. Long to receive severance benefits upon certain terminations of his employment following a change in control of the Company. These benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On December 19, 2007, the Company entered into a consulting agreement with Mr. McFarlane for the period in which he served as the Company’s interim Chief Executive Officer and President. The agreement provided for Mr. McFarlane to receive $35,000 per month for his services as interim Chief Executive Officer and President. The agreement terminated on April 28, 2008 when Mr. McFarlane ceased to act as interim Chief Executive Officer and President.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2009

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2009 or held by the Named Executive Officers and modified in fiscal year 2009.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro (Pete) P. Rodriguez	N/A 5/1/2008		— —	305,375 —	488,600 —	— —	— —	— —	— —	— 560,000	— 8.57	— 1,586,032

John S. McFarlane	—		—	—	—	—	—	—	—	—	—	—

J. Scott Kamsler	N/A 4/1/2008 4/1/2008		— — —	143,500 — —	229,600 — —	— — —	— — —	— — —	— 3,334 —	— — 10,000	— — 8.48	— 28,272 27,894

Thomas R. Melendrez	N/A 4/1/2008 4/1/2008 12/1/2008		— — — —	106,400 — — —	170,240 — — —	— — — —	— — — —	— — — —	— 3,334 — —	— — 10,000 50,000	— — 8.48 6.22	— 28,272 27,894 103,345

Stephen W. Michael	N/A 4/1/2008 4/1/2008		— — —	93,200 — —	149,120 — —	— — —	— — —	— — —	— 3,334 —	— — 10,000	— — 8.48	— 28,272 27,894

Bentley Long	N/A 11/24/2008	(2)	— —	117,000 —	187,200 —	— —	— —	— —	— 11,453	— —	— —	— 46,790

(1)

The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table.

(2)

This item represents a grant of 11,453 restricted stock units to Mr. Long in exchange for the cancellation of options to purchase an aggregate of 54,980 shares of the Company’s common stock. The exchange was made pursuant to the terms of the Company’s option exchange program during fiscal year 2009 as described in the “Compensation Discussion and Analysis” above.

Description of Plan-Based Awards

The terms of the “non-equity incentive plan” awards reflected in Columns (c) through (e) of the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

Except as noted below with respect to one of Mr. P. Rodriguez’s option grants, each of the equity-based awards granted during fiscal year 2009 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the Exar 2006 Plan. The Exar 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the Exar 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

One of the options granted to Mr. P. Rodriguez in May 2008 (covering 260,000 shares of Common Stock) was granted under, and was subject to the terms of, the Sipex Corporation 2006 Equity Incentive Plan (the “Sipex 2006 Plan”), which was assumed by the Company in connection with its acquisition of Sipex. The Sipex 2006 Plan is administered by the Compensation Committee and has provisions similar to those of the Exar 2006 Plan as described above. The remaining option granted to Mr. P. Rodriguez in May 2008 (covering 200,00 shares of Common Stock) was granted under the Exar 2006 Plan.

Options

Each option granted during fiscal year 2009 and reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the Exar 2006 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date.

Each option granted to the Named Executive Officers in fiscal year 2009 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date, except that the options granted to Mr. P. Rodriguez were scheduled to vest 25% on the first anniversary of the grant date and monthly over the three-year period thereafter. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2009 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. The option (whether or not vested) will immediately terminate if the Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2009 do not include any dividend rights.

Restricted Stock Units

The awards reported in Column (i) of the table reflect awards of restricted stock units. Each restricted stock unit represents a contractual right to receive one share of Common Stock upon vesting. Except for the grant to Mr. Long, the awards of restricted stock units granted to the Named Executive Officers during fiscal year 2009 are subject to a four-year vesting schedule, with 25% of the award vesting on each of the first four anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with the Company through the vesting date.

As noted above, the grant to Mr. Long was made pursuant to the Company’s option exchange program in exchange for the cancellation of outstanding options tendered by Mr. Long under the program. The restricted stock units granted to Mr. Long under the program are scheduled to vest with respect to 50% of the units subject to the award on each of the first two anniversaries of the grant date.

The Named Executive Officers do not have the right to vote or dispose of the restricted stock units, but do have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s stockholders generally.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2009 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 29, 2009, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Pedro (Pete) P. Rodriguez	54,000	—	12.18	12/16/2012	—	—	—	—
	—	560,000(2)	8.57	5/1/2015	—	—	—	—

John S. McFarlane	54,000	—	20.66	1/23/2011	—	—	—	—
	1,325	—	4.99	5/3/2011	—	—	—	—
	22,500	—	12.18	12/16/2012	—	—	—	—

J. Scott Kamsler	43,750	43,750(3)	13.39	3/1/2014	14,583(3)	89,977	—	—
	12,500	37,500(4)	13.75	7/11/2014	4,333(7)	26,735	—	—
	4,875	14,625(5)	13.36	10/1/2014	3,334(6)	20,571	—	—
	—	10,000(6)	8.48	4/1/2015	—	—	—	—

Thomas R. Melendrez	28,000	—	13.52	9/5/2009	7,000(10)	43,190	—	—
	6,000	—	12.32	12/5/2009	5,000(9)	30,850	—	—
	15,000	—	13.38	4/4/2010	4,333(7)	26,735	—	—
	25,000	—	15.83	9/4/2010	3,334(6)	20,571	—	—
	40,000	—	15.35	10/4/2011	—	—	—	—
	22,000	—	15.96	7/12/2012	—	—	—	—
	24,000	—	12.30	10/27/2012	—	—	—	—
	12,500	37,500(4)	13.75	7/11/2014	—	—	—	—
	4,875	14,625(5)	13.36	10/1/2014	—	—	—	—
	—	10,000(6)	8.48	4/1/2015	—	—	—	—
	—	50,000(8)	6.22	12/1/2015	—	—	—	—

Stephen W. Michael	30,000	—	13.52	9/5/2009	4,500(10)	27,765	—	—
	6,000	—	12.32	12/5/2009	2,000(9)	12,340	—	—
	20,000	—	15.83	9/4/2010	3,333(7)	20,565	—	—
	35,000	—	15.35	10/4/2011	8,000(11)	49,360	—	—
	15,000	—	12.30	10/27/2012	3,334(6)	20,571	—	—
	3,750	11,250(5)	13.36	10/1/2014	—	—	—	—
	—	10,000(6)	8.48	4/1/2015	—	—	—	—

Bentley Long	2,696	—	9.27	1/2/2008	3,500(13)	21,595	—	—
	3,000	9,000(12)	7.74	3/3/2015	2,000(14)	12,340	—	—
	—	—	—	—	1,000(15)	6,170	—	—
	—	—	—	—	2,666(16)	16,449	—	—
	—	—	—	—	11,453(17)	70,665	—	—

(1)

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $6.17 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2009).

(2)	The unvested portion of these awards are scheduled to vest 25% on May 1, 2009 and after that the remaining 75% vest in monthly installments through May 1, 2012.

(3)	The unvested portion of these awards are scheduled to vest in two installments on each of March 1, 2010 and March 1, 2011.

(4)	The unvested portions of these awards are scheduled to vest in three installments on each of July 11, 2009, July 11, 2010 and July 11, 2011.

(5)	The unvested portions of these awards are scheduled to vest in three installments on each of October 1, 2009, October 1, 2010 and October 1, 2011.

(6)	The unvested portions of these awards are scheduled to vest in four installments on each of April 1, 2009, April 1, 2010, April 1, 2011 and April 1, 2012.

(7)	The unvested portions of these awards are scheduled to vest in two installments on each of October 1, 2009 and October 1, 2010.

(8)	The unvested portions of these awards are scheduled to vest in four installments on each of December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012.

(9)	The unvested portions of these awards are scheduled to vest in one installment on March 22, 2010.

(10)	The unvested portions of these awards are scheduled to vest in one installment on October 17, 2009.

(11)	The unvested portion of this award is scheduled to vest in two installments on each of July 11, 2009 and July 11, 2010.

(12)	The unvested portions of these awards are scheduled to vest in three installments on each of March 3, 2010, March 3, 2011 and March 3, 2012.

(13)	The unvested portions of these awards are scheduled to vest in one installment on October 17, 2009.

(14)	The unvested portions of these awards are scheduled to vest in two installments on each of July 11, 2009 and July 11, 2010.

(15)	The unvested portions of these awards are scheduled to vest in two installments on each of October 1, 2009 and October 1, 2010.

(16)	The unvested portions of these awards are scheduled to vest in two installments on each of March 3, 2010 and March 3, 2011.

(17)	The unvested portions of these awards are scheduled to vest in two installments on each of November 24, 2009 and November 24, 2010.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2009

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2009, and on the vesting during fiscal year 2009 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
(a)	(b)	(c)	(d)	(e)
Pedro (Pete) P. Rodriguez	—	—	4,500	25,920
John S. McFarlane	—	—	4,500	25,920
J. Scott Kamsler	—	—	11,004	68,463
Thomas R. Melendrez	—	—	8,792	63,453
Stephen W. Michael	—	—	8,867	66,245
Bentley Long	—	—	2,834	18,500

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the Exar 2006 Plan as noted under “Grants of Plan-Based Awards” above.

As noted above, Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009. The terms of his separation agreement with the Company are described in a Form 8-K filed by the Company with the SEC on June 29, 2009.

P. Rodriguez Employment Agreement

Under his employment agreement, if Mr. P. Rodriguez’s employment is terminated by the Company without cause, by Mr. P. Rodriguez for good reason or due to Mr. P. Rodriguez’s death or disability (as the terms “cause,” “good reason” and “disability” are defined in the employment agreement), or if the Company provides notice that the term of the employment agreement will not be renewed, Mr. P. Rodriguez will be entitled to the following severance benefits: (1) payment in installments of twelve months of his base salary at the rate in effect on the termination date, and (2) payment of the premiums for continued health coverage for Mr. P. Rodriguez and his eligible dependents for six months following the termination date. In the event that such a termination of Mr. P. Rodriguez’s employment were to occur, or a notice of non-renewal by the Company were to be delivered, during the twelve-month period following a change in control of the Company (as defined in the employment agreement), Mr. P. Rodriguez would also be entitled to a lump sum payment of a pro-rata portion of his target bonus for the year of the termination and vesting in full of the stock options granted to him in May 2008, to the extent the option is then outstanding and not otherwise vested. In the event that Mr. P. Rodriguez’s benefits provided by the Company are subject to the excise tax under Section 280G of the U.S. Internal Revenue Code (“Section 280G”), the benefits will either be paid in full or reduced to the extent necessary to avoid triggering the excise tax, whichever results in Mr. P. Rodriguez receiving a greater benefit on an after-tax basis.

Change of Control Severance Benefit Plan

Messrs. Michael and Melendrez participate in the Company’s Change of Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, executive officers of the Company selected to participate in the plan may become entitled to receive cash severance benefits if their employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Severance Plan), in either case within thirteen months following the date of a change in control (as defined in the Severance Plan) of the Company. The severance benefit amount is payable in a lump sum and equals the greater of (i) the executive’s base salary for one year at the rate in effect at the time of the change in control, or (ii) the executive’s base salary per month at the rate in effect at the time of the change in control, multiplied by the number of the executive’s complete years of service with the Company (up to a maximum of 24 years of service). In addition, in the event that the executive’s benefits under the Severance Plan are subject to the excise tax imposed under Section 280G, the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due (a “gross-up payment”).

Letter Agreements

Under the terms of his offer letter with the Company, if, within 12 months following a change in control of the Company (as defined in the offer letter), Mr. Kamsler’s employment was terminated either by the Company without cause or by Mr. Kamsler for good reason (as such terms are defined in the offer letter), he would be entitled to accelerated vesting of his outstanding options and restricted stock unit awards and a lump sum cash severance payment equal to the greater of twelve months of his base salary or one month’s base salary for each completed year of service with the Company (up to a maximum aggregate severance payment of 24 months’ base salary). Mr. Kamsler would not be entitled to a Section 280G gross-up payment under the terms of his offer letter.

In January 2009, the Company entered into a letter agreement with Mr. Long. Under the terms of his letter agreement, if, within 12 months following a change in control of the Company (as defined in the agreement), Mr. Long’s employment were terminated either by the Company without cause or by Mr. Long for good reason (as such terms are defined in the agreement), he would be entitled to accelerated vesting of his outstanding options and restricted stock unit awards and a lump sum cash severance payment equal to three months of his base salary, plus one additional month’s base salary for each complete year of service with the Company (up to a maximum aggregate severance payment of six months’ base salary). Mr. Long would not be entitled to a Section 280G gross-up payment under the terms of his offer letter.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 29, 2009:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Total ($)
Pedro (Pete) Rodriguez	360,000	15,665	375,665

(1)	This amount represents 12 months of Mr. P. Rodriguez’s base salary.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for six months pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. P. Rodriguez and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 29, 2009).

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Section 280G Gross-Up ($)(4)	Total ($)
Pedro (Pete) Rodriguez	360,000	15,665	—	—	375,665
J. Scott Kamsler	261,000	—	137,283	—	398,283
Thomas R. Melendrez	455,400	—	121,345	—	576,745
Stephen W. Michael	283,200	—	130,600	—	413,800
Bentley Long	90,000	—	127,219	—	217,219

(1)

These amounts represent the greater of (a) 12 months of the executive’s base salary or (b) one month of the executive’s base salary for each complete year of service with the Company, up to a maximum of 24 months of the base salary, except that the amount for Mr. P. Rodriguez represents 12 months of his base salary and the amount for Mr. Long represents six (6) months of his base salary.

(2)	See footnote (2) to the table above.

(3)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of the executive’s awards that may accelerate in connection with a change in control. For options, this value is calculated by multiplying the amount (if any) by which $6.17 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2009) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $6.17 by the number of units subject to the accelerated portion of the award.

(4)

The Company estimates that the payment of the foregoing amounts to each of Messrs. Melendrez and Michael (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 280G. (For purposes of this calculation, the Company has assumed that the executive’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.)

Equity Compensation Plan Information

The following table sets forth information, as of March 29, 2009, concerning shares of the Company’s Common Stock authorized for issuance under all of the Company’s equity compensation plans. The Company maintains the following plans: the Exar Corporation 1996 Non-Employee Directors’ Stock Option Plan (the “Exar Director Plan”), the Exar Corporation 1997 Equity Incentive Plan (the “Exar 1997 Plan”), the Exar Corporation 2000 Equity Incentive Plan (the “Exar 2000 Plan”) and the Exar 2006 Plan. Other than the Exar 2000 Plan, each of these plans has been approved by the Company’s stockholders. In addition, in connection with its acquisition of Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Stockholders	3,571,472	(1)	$9.42	(2)	4,468,894	(3)
Equity compensation plans not approved by Stockholders	391,637	(4)	$10.45		138,069	(5)

Total	3,963,109		$9.54		4,606,963

(1)

Of these shares, 239,825 were subject to stock options granted under the Exar Director Plan (with a weighted average exercise price per share of $14.56), 122,214 were subject to stock options granted under the Exar 1997 Plan (with a weighted average exercise price per share of $14.05), 1,735,936 were subject to stock options granted under the Exar 2006 Plan (with a weighted average exercise price per share of $8.95), 273,777 were subject to stock options granted under the Sipex 1999 Plan (with a weighted average exercise price per share of $8.00), and 469,483 were subject to stock options granted under the Sipex 2006 Plan (with a weighted average exercise price per share of $8.14). In addition, this number includes 730,237 shares that were subject to outstanding stock unit awards granted under the Exar 2006 Plan. The Company’s authority to grant new awards under the Exar Director Plan and the Exar 1997 Plan terminated on September 7, 2006. This number and the number reflected in column (b) do not include 173,219 shares that were subject to stock options assumed by the Company that were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of the Company’s acquisition of Sipex Corporation (with a weighted average exercise price per share of $8.31). No new awards may be granted under the Sipex 1997 Plan.

(2)	This dollar number does not reflect the outstanding stock unit awards granted under the Exar 2006 Plan.

(3)

Of these shares, 4,440,463 were available for award grants under the Exar 2006 Plan and 28,431 were available for award grants under the Sipex 2006 Plan. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

(4)

Of these shares, 202,669 were subject to stock options granted under the Exar 2000 Plan (with a weighted average exercise price per share of $13.77), 53,343 were subject to stock options granted under the Sipex 2000 Plan (with a weighted average exercise price per share of $6.06), and 135,625 were subject to stock options granted under the Sipex 2002 Plan (with a weighted average exercise price per share of $7.21). The Company’s authority to grant new awards under the Exar 2000 Plan terminated on September 7, 2006.

(5)	Of these shares, 41,984 were available for award grants under the Sipex 2000 Plan, and 96,085 were available for award grants under the Sipex 2002 Plan.

Equity Compensation Plans Not Approved by Stockholders

Exar 2000 Plan. In September 2000, the Company’s Board of Directors approved the Exar 2000 Plan. The Exar 2000 Plan is administered by the Company’s Board of Directors or a committee of the Company’s Board of Directors (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in the Company’s service or in the service of the Company’s affiliates. Options granted under the Exar 2000 Plan have an exercise price that is not less than the fair market value of the Company’s Common Stock on the date of grant. The Exar 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, (b) twelve months after termination of service as a result of disability, or (c) eighteen months after termination of service as a result of death. The Exar 2000 Plan permits options to be exercised with cash, other shares of the Company’s Common Stock, or any other form of legal consideration acceptable to the Company’s Board of Directors or Committee. In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which the Company is not the surviving corporation, (iii) a reverse merger in which the Company is the surviving corporation, but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of the Company’s shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of the Company’s incorporation, the Exar 2000 Plan provides that each outstanding stock award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding stock awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards. The Company’s authority to grant new awards under the Exar 2000 Plan terminated on September 7, 2006.

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, the Company assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, the Company’s Board of Directors or Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by the Company or the Company’s subsidiaries at the time of the merger. The Company’s Board of Directors or Committee determines the purchase price for any shares of the Company’s Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of the Company’s Common Stock, or any other form of legal consideration acceptable to the Company’s Board of Directors or Committee. The Company’s Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 29, 2009, included in the Company’s Annual Report on Form 10-K for fiscal year 2009.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Market and Directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2009. First, the Audit Committee discussed with PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for fiscal year 2009, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PWC its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PWC’s communications with the Audit Committee concerning independence, and has discussed with PWC its independence. Finally, the Audit Committee reviewed and discussed with Company management and PWC the Company’s audited consolidated balance sheet at March 29, 2009, and audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended March 29, 2009. Based on the discussions with PWC concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on June 9, 2009, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

Respectfully submitted,

The Audit Committee

Brian Hilton, Chairman

Izak Bencuya

Gary Meyers

J. Oscar Rodriguez

Albert E. Sisto

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP as an independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your Proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ THOMAS R. MELENDREZ
THOMAS R. MELENDREZ
Secretary

July 27, 2009

EXAR
Powering Connectivity™

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## Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 16, 2009.**

### Vote by Internet

### Vote by telephone

## Annual Meeting Proxy Card

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1. Election of Directors*:

| | For | Withhold | | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Izak Bencuya | ☐ | ☐ | 02 - Pierre Guilbault | ☐ | ☐ | 03 - Brian Hilton | ☐ | ☐ |
| 04 - Richard L. Leza | ☐ | ☐ | 05 - Gary Meyers | ☐ | ☐ | 06 - Juan (Oscar) Rodriguez | ☐ | ☐ |
| 07 - Pedro (Pete) P. Rodriguez | ☐ | ☐ | | | | | | |

### B Non-Voting Items

**Change of Address** — Please print new address below.

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

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<STOCK#> 01316A

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet September or telephone 16, 2009. must be received by

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/EXAR

• Follow the steps outlined on the secured website.

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• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposal 2.

1. Election of Directors*:

01—Izak Bencuya

04—Richard L. Leza

07—Pedro (Pete) P. Rodriguez

For Withhold

02—Pierre Guilbault

05—Gary Meyers

For Withhold

03—Brian Hilton

06—Juan (Oscar) Rodriguez

For Withhold

+

*To successors elect seven are (7) duly Directors elected to and hold qualified, office until or until the their 2010 earlier Annual death, Meeting resignation of Stockholders or removal. or until their

2. To as the ratify Company’s the appointment independent of

PricewaterhouseCoopers registered public accounting LLP firm for the fiscal year ending March 28, 2010.

For Against Abstain

3. To Annual transact Meeting such or other any business adjournment(s), as may or properly postponement(s) come before thereof. the

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below give Please full sign corporate exactly name as name and have appears a duly on authorized this proxy card. officer Executors, sign, stating administrators, title. If signer trustees, is a partnership, guardians, please attorneys-in-fact, sign in partnership etc., should name by give authorized their full titles. person. If the If stock signer is registered is a corporation, in the names please of two or more persons, each should sign.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 2 2 8 0 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

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01316A

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2009

The undersigned hereby appoints Richard L. Leza and Pedro (Pete) P. Rodriguez, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the 2009 Annual Meeting of Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Wednesday, September 16, 2009, at 3:00 p.m. Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE